Exhibit 10.2

*Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AGREEMENT

Supersedes and replaces Collaboration Agreement

THIS LICENSE AGREEMENT (the “Agreement”), effective as of February 25, 2009 (the “Effective Date”), is entered into by and between CELLADON CORPORATION, a California corporation (“Celladon”), with its principal place of business at 2223 Avenida de la Playa, Suite 300, c/o Enterprise Partners Venture Capital, La Jolla, CA 92037, and TARGETED GENETICS CORPORATION, a Washington corporation (“TGC”), with its principal place of business at 1100 Olive Way, Suite 100, Seattle, WA 98101.

RECITALS

WHEREAS, Celladon and TGC are parties to that certain Collaboration Agreement dated December 31, 2004, as amended to date (the “Collaboration Agreement”), pursuant to which the parties established a collaborative relationship relating to Celladon’s cardiac gene therapy product candidate;

WHEREAS, Celladon and TGC have determined that it is in the best interests of both parties that the collaborative relationship between them be converted into a licensing arrangement;

WHEREAS, Celladon and TGC intend that this Agreement supersede and replace the Collaboration Agreement in its entirety, effective as of the Effective Date;

WHEREAS, concurrently herewith, Celladon and TGC are entering into that certain Amended and Restated Manufacturing Agreement dated as of the Effective Date (the “Manufacturing Agreement”), which supersedes and replaces the Manufacturing Agreement between the parties dated December 31, 2004, as amended to date (the “2004 Manufacturing Agreement”), pursuant to which TGC will manufacture certain clinical trial bulk product for Celladon and perform certain other manufacturing services; and

WHEREAS, this Agreement and the Manufacturing Agreement will also supersede and replace the letter agreement between the parties dated January 16, 2009 (the “2009 Letter”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, Celladon and TGC, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS.

1.1 “AAV Vector” shall mean an adeno-associated virus gene vector composed of a viral capsid comprising three proteins known as VP1, VP2 and VP3, wherein the genome is a single-strand DNA molecule flanked by inverted terminal repeats.

1.2 “Additional Materials” shall have the meaning provided in Section 2.2(c).

1.3 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include any company more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party, and any company which owns or controls, directly or indirectly, more than 50% of the voting stock of a party.

1.4 “Celladon Designee” shall have the meaning provided in the Manufacturing Agreement.

1.5 “Celladon Patents” shall mean, to the extent necessary or useful for the development, manufacture, use or sale of any Celladon Product, all Patents that Celladon or any of its Affiliates Controls as of the Effective Date or during the Term.

1.6 “Celladon Product” shall mean an AAV Vector-delivered product, the mechanism of action of which is [*]. Celladon Products include, without limitation, MYDICAR® (AAV1/SERCA2a). For the avoidance of doubt, any TGC Product for which rights revert back to TGC in accordance with Section 2.5 shall, upon such reversion, no longer be considered a Celladon Product for purposes of this Agreement.

1.7 “cGMP3” shall have the meaning provided in the Manufacturing Agreement.

1.8 “Claim” shall have the meaning provided in Section 8.1.

1.9 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by any entity with respect to any objective, the level of reasonable, diligent, good faith efforts and resources devoted to accomplish such objective as a typical biopharmaceutical company would normally use to accomplish a similar objective under similar circumstances. With respect to any objective relating to the commercialization of a Celladon Product by any entity, “Commercially Reasonable Efforts” means efforts and resources normally used by a typical biopharmaceutical company with respect to a product owned by such entity or to which such entity has similar rights that is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the product and other relevant commercial factors.

1.10 “Competitive Threat” shall mean, with respect to a given product, that such product is reasonably expected to be developed for the same indication as a given Celladon Product and that commercialization of such product (taking into consideration both such indication and any reasonably anticipated off-label indication(s)) would reasonably be expected to materially reduce the sales of the applicable Celladon Product.

1.11 “Composition” shall mean the combination of a particular AAV Vector (e.g., AAV1) and a particular gene or other genetic construct that is intended to be delivered via such AAV Vector (e.g., the transgene).

1.12 “Confidential Information” shall have the meaning provided in Section 6.1.

2.	*Confidential Treatment Requested.

1.13 “Control” shall mean, with respect to any Information, Patent or other intellectual property right, possession by a party of the right (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Information, Patent or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

1.14 “Core TGC Patents” shall mean the TGC Patents and TGC Licensed Patents listed on Exhibit C and Exhibit D hereto, as may be amended from time to time in accordance with Section 4.1(e).

1.15 “Core Third Party Agreements” shall mean the Third Party Agreements listed on Exhibit B hereto, as such exhibit may be amended from time to time pursuant to Section 2.1(b) or by mutual written agreement of the parties.

1.16 “Core Third Party Agreement Information” shall mean, with respect to each Core Third Party Agreement:

(a) title and date of such Core Third Party Agreement (including any amendment(s) thereto);

(b) name of Third Party;

(c) description of TGC Licensed Technology licensed to TGC thereunder and the scope of such license;

(d) the amount, type and due dates of all [*] payments due or payable by TGC to such Third Party under such Core Third Party Agreement [*] (including development and commercialization of Celladon Products) pursuant to the license granted under Section 2.1(a) (collectively, such payment amounts for all Core Third Party Agreements, the “Third Party Payments”); and

(e) all applicable reporting obligations under such Core Third Party Agreement associated with such Third Party Payments.

1.17 “[*] Material” shall have the meaning provided in the [*] Agreement.

1.18 “[*] Materials” shall have the meaning provided in the [*] Agreement.

1.19 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.

1.20 “Field” shall mean [*].

1.21 “First Amendment” shall mean that certain First Amendment to Collaboration Agreement between the parties, dated June 19, 2006.

1.22 “First Amendment Arrangement” shall mean:

(a) any agreement between Celladon and any Third Party under which Celladon contracted for such Third Party to [*], which agreement was entered into prior to the Effective Date

3.	*Confidential Treatment Requested.

pursuant to Section 2.9(b) of the Collaboration Agreement, as set forth in paragraph 1 of the First Amendment;

(b) collectively, that certain [*] Agreement between TGC and the [*] (“[*]”) and that certain [*] Agreement between Celladon and [*], which agreements were entered into prior to the Effective Date pursuant to Section 2.9(c) of the Collaboration Agreement, as set forth in paragraph 1 of the First Amendment; or

(c) any agreement by and among Celladon, TGC and a Third Party (including, without limitation, [*]) entered into prior to the Effective Date pursuant to paragraph 2 of the First Amendment;

1.23 including, in each case, any amendment(s) to any of the foregoing, regardless of whether such amendment was entered into before or after the Effective Date. “First Commercial Sale” shall mean, with respect to a Celladon Product, the first sale for end use or consumption of such Celladon Product in a country after the governing health regulatory authority of such country has granted the first Regulatory Approval required therefor. Sale to an Affiliate or Licensee shall not constitute a First Commercial Sale unless the Affiliate or Licensee is the end user of the Product.

1.24 [*] shall mean [*]

1.25 “[*] Agreement” shall mean that certain [*] Agreement among Celladon, TGC and [*] dated August 6, 2008.

1.26 “IND” shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction.

1.27 “Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.28 [*] shall mean [*]

1.29 “[*] Agreement” shall mean that certain [*] Agreement among Celladon, TGC and [*] dated September 15, 2006.

1.30 “Joint Invention” shall mean any invention, whether patentable or not, which is conceived or reduced to practice, before or after the Effective Date, jointly by one or more employees or contractors of Celladon and one or more employees or contractors of TGC.

1.31 “Lead Party” shall have the meaning provided in Section 4.3(a).

4.	*Confidential Treatment Requested.

1.32 “Licensee” shall mean a Third Party to whom Celladon or any of its Affiliates has directly or indirectly (i.e., through the grant of a sublicense by a Third Party under a license granted to such Third Party by Celladon) granted a license or sublicense of the right to develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Celladon Products, beyond the mere right to purchase Celladon Products from Celladon or its Affiliates.

1.33 “Major Market” shall mean any of the following: (a) the United States of America; (b) the European Union as a whole; (c) England, France, Germany, Italy or Spain, individually; or (d) Japan.

1.34 “NDA” shall mean a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq.) or Biologics License Application (as more fully defined in 21 C.F.R. 601.2 et seq.), as applicable, and all amendments and supplements to either of the foregoing filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority outside the United States of America (including any supra-national agency such as in the European Union), including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

1.35 “Net Sales” shall mean the gross amounts invoiced or otherwise charged by Celladon, its Affiliates or Licensees for the sale or transfer of Celladon Products (excluding sales or transfers of Celladon Products to Affiliates or Licensees of the selling party for resale of such Celladon Products in transactions subject to sales royalties hereunder), less the following items, as allocable to such sale or transfer of such Celladon Products (if not previously deducted in calculating the amount invoiced): (i) reasonable and customary trade, quantity and cash discounts and rebates and retroactive price reductions or allowances actually allowed or granted; (ii) credits or allowances actually granted upon claims, rejections or returns of such sales of Celladon Products, including recalls; (iii) taxes, duties and other governmental charges imposed on the production, sale, delivery, use or importation of Celladon Products (including, without limitation, sales, use, excise or value added taxes, but excluding income taxes) that are included in the invoiced amount and paid by the purchasing party; (iv) government-mandated and other reasonably and customary rebates (such as those in respect of any state or federal Medicare, Medicaid or similar programs) and charge-backs, including those granted to managed care entities, in all such cases that effectively reduce the net selling price of such Celladon Product; (v) the actual amount of write-offs for bad debt directly relating to sales of Celladon Products, determined in accordance with U.S. generally accepted accounting practices, consistently applied, not to exceed 4.0% of gross amounts invoiced or charged; and (vi) transportation charges relating to such Products, including handling charges and insurance premiums relating thereto to the extent included in the invoiced amount and paid by the purchasing party.

In the event of (a) any sales or transfers of Celladon Products that are not at arm’s length, or (b) any sales or transfers of Celladon Products that are made in conjunction with sales of other products or services, with or without a separate price for such Celladon Product (in either case, a “Non-Arm’s-Length Transactions”); then, for purposes of calculating royalties due hereunder, the Net Sales applicable to Celladon Products sold or transferred in such Non-Arm’s-Length Transaction shall be determined by multiplying (x) the number of units of Celladon Product sold or transferred in such Non-Arm’s-Length Transaction by (y) the average Net Sales per unit of such Celladon Product for all sales of such Celladon Product (excluding Non-Arm’s-Length

5.	*Confidential Treatment Requested.

Transactions) made during the last full quarter prior to such transaction or during the current quarter if such Product was not commercially available throughout the last full quarter.

1.36 “New AAV Technology” shall mean:

(a) all (i) [*] and (ii) Patents owned or Controlled by Celladon and/or its Affiliate and/or a Sublicensee during the Term that claim or cover any [*], but excluding any claims contained within any such Patent that do not claim or cover any [*]; and

(b) all [*] by Celladon and/or its Affiliate and/or a Sublicensee during the Term that [*] Information directed to any AAV Vector (or the manufacture or use thereof) invented or generated by or for (e.g., through a Celladon Designee or other contractor) Celladon and/or its Affiliate and/or a Sublicensee upon or after consummation of a Sale Transaction as a result of [*]; but excluding [*] such Information (“Post-Acquisition New AAV [*]”).

For the avoidance of doubt and without limiting the foregoing, New AAV Technology shall include (i) AAV-Vector-related Information [*] by Celladon and/or its Affiliate and/or a Sublicensee during the Term and generated or invented pursuant to any First Amendment Arrangement (whether before or after the Effective Date and whether before or after a Sale Transaction) and (ii) [*] by Celladon and/or its Affiliate and/or a Sublicensee during the Term that [*] the Information described in the preceding clause (i); in each case, to the extent such rights and licenses are granted, licensed or otherwise provided to TGC under the terms and conditions of the First Amendment (as if such First Amendment survived the execution of this Agreement after the Effective Date), and the applicable terms and conditions of such First Amendment are hereby incorporated by reference for such purpose (but in any event excluding any Information or [*] that, by the terms and conditions of the First Amendment, are owned solely by TGC).

1.37 “[*] Agreement” shall mean the [*] License Agreement [*] by and between Targeted Genetics Corporation and the [*] as amended.

1.38 “Other License Transaction” shall mean the grant by Celladon or its Affiliate of a license to develop or commercialize Celladon Products; but excluding, in any event, (a) any Partnering Transaction, and (b) any fee-for-service agreement under which such Third Party’s license is limited to the conduct of contract development or manufacturing services by such Third Party on behalf of Celladon or its Affiliate (to the extent such agreement is limited to such a fee-for-service arrangement). If an agreement for an Other License Transaction is executed after consummation of a Sale Transaction, Section 3.3(b) shall not apply thereto in accordance with such Section 3.3(b).

1.39 “Partnering Consideration” shall mean all consideration (including but not limited to up-front license fees, license maintenance fees, and milestone payments) paid by a Licensee to Celladon or its Affiliates, in each case, in connection with a Partnering Transaction or Other License Transaction (with any of the foregoing consideration received by Celladon or its Affiliate other than in the form of cash to be valued at its fair market value as of the date of receipt). For purposes of clarification, and notwithstanding the preceding sentence, “Partnering Consideration” shall in any event exclude:

6.	*Confidential Treatment Requested.

(a) up to [*] for any milestone payment paid or payable by a Licensee to Celladon or its Affiliates upon or with respect to initiation of a Phase 3 Clinical Trial of a Celladon Product (with any excess above [*] to be included in Partnering Consideration);

(b) royalties paid or payable to Celladon or its Affiliate by a Licensee based on such Licensee’s and its sublicensees’ sales of Celladon Products;

(c) any funds paid to reimburse Celladon for the cost of research and/or development by Celladon or its Affiliates (to the extent such funds do not exceed Celladon’s actual fully-burdened cost of performing such research and/or development);

(d) payments for equity or debt securities of Celladon or its Affiliates (except to the extent such payments exceed the fair market value of such securities upon date of receipt); and

(e) payments for the provision of goods (other than Celladon Products) and/or services by Celladon or its Affiliates to a Licensee to compensate Celladon or its Affiliates for the actual fully-burdened cost of such goods and/or services (to the extent such payments do not exceed such actual cost).

1.40 “Partnering Transaction” shall mean the execution by Celladon or its Affiliate and a Third Party of a definitive agreement pursuant to which Celladon or its Affiliate grants such Third Party: (a) an exclusive or co-exclusive rights to market and sell such Celladon Product in one or more Major Markets; and/or (b) other significant rights to market and sell such Celladon Product in one or more Major Markets (beyond the mere right to purchase Celladon Products from Celladon or its Affiliates), coupled with substantive rights and obligations to develop and seek Regulatory Approval of such Celladon Product. If any such agreement is executed after consummation of a Sale Transaction, Section 3.3(b) shall not apply thereto in accordance with such Section 3.3(b).

1.41 “Patents” shall mean (a) United States patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts thereof, and (b) pending applications for United States patents, including, without limitation, provisional applications, continuations, continuations-in-part, divisional and substitute applications, including, without limitation, inventors’ certificates, and foreign counterparts thereof.

1.42 “Phase 3 Clinical Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. 312.21(c) (or its successor regulation or any equivalent regulation with respect to jurisdictions outside the United States, excluding, for the avoidance of doubt, Celladon’s ongoing phase I/II “CUPID” clinical trial for MYDICAR® (AAV1/SERCA2a) in Europe, even if the results thereof would support Regulatory Approval of MYDICAR® (AAV1/SERCA2a) in Europe).

1.43 “Pre-Acquisition New AAV Know-How” shall mean all Information directed to any AAV Vector (or the manufacture or use thereof), which Information:

(a) was invented or generated by or for (e.g., through a Celladon designee or other contractor) Celladon and/or its Affiliate (and, with respect to such Affiliate, only if as a result of such Affiliate or its contractor [*]) during the term of the Collaboration Agreement, or is

7.	*Confidential Treatment Requested.

invented or generated by or for Celladon and/or an Affiliate (and, with respect to such Affiliate, only if as a result of such Affiliate or its contractor [*]) during the Term and prior to consummation of a Sale Transaction, but excluding any Patents with respect to any of the foregoing; or

(b) is invented or generated by or for a Sublicensee, either solely or jointly with Celladon and/or its Affiliate, as a result of [*], during the Term and prior to consummation of a Sale Transaction, but excluding any Patents with respect to any of the foregoing.

1.44 “Product Family” shall mean, with respect to a particular Celladon Product containing a particular Composition, collectively, (a) such Celladon Product; and (b) all other Celladon Products that (i) contain the same Composition as such Celladon Product or (ii) are developed, or have received Regulatory Approval, for the same indication as such Celladon Product.

1.45 “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a Celladon Product in such jurisdiction.

1.46 “Released Materials” shall mean the [*] Material, the [*] Materials and the Additional Materials.

1.47 “Restricted Information” shall have the meaning provided in Section 2.2(f).

1.48 “Royalty Term” shall mean, in the case of any Celladon Product, in any country, the period of time commencing on the First Commercial Sale of such Celladon Product in such country and ending upon the later of (a) [*] after the date of First Commercial Sale of such Celladon Product in such country, and (b) the expiration of the last to expire of the [*] containing a Valid Claim claiming or covering the Celladon Product (or the manufacture, use or sale of such Celladon Product) in such country.

1.49 “Sale Consideration” shall mean the total amount of cash and the fair market value (on the date of payment) of all other property paid by a Third Party to Celladon, its Affiliate(s), and its and their respective shareholders as consideration for a Sale Transaction, including amounts paid in respect of convertible securities, warrants, stock appreciation rights, options or similar rights, whether or not vested (but in each case net of applicable exercise prices), plus the amount of all indebtedness for borrowed money or capital lease obligations assumed or paid by the Third Party purchaser in connection with the Sale Transaction; in each case, net of all cash and cash equivalents of Celladon at the time of such Sale Transaction (provided that the amount deducted for such cash and cash equivalents shall not [*] Sale Consideration as calculated before any such deduction) and net of all out-of-pocket transaction fees paid to financial advisers and attorneys directly in connection with such Sale Transaction (provided that the amount deducted for such fees [*] Sale Consideration as calculated before any such deduction). If any portion of the foregoing amounts is paid into escrow, such portion shall be considered “Sale Consideration” only if and at such time (if ever) as such escrowed amounts are released to Celladon, its Affiliate(s) and/or its shareholders, and any escrowed amounts that are paid to or retained by the Third Party acquiror shall not be considered “Sale Consideration” for purposes of this Agreement.

8.	*Confidential Treatment Requested.

1.50 “Sale Transaction” shall mean:

(a) any transaction or series of related transactions resulting in a consolidation or merger of Celladon with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of Celladon immediately prior to such consolidation, merger or reorganization, own less than 50% of Celladon’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of 50% of Celladon’s voting power is transferred, but excluding (x) any transaction effected exclusively to change the domicile of Celladon, (y) any transaction or series of transactions effected solely for bona fide equity financing purposes in which cash is received by Celladon or indebtedness of Celladon is cancelled or converted or a combination thereof and (z) a consolidation with a wholly-owned subsidiary of Celladon; or

(b) the sale to a Third Party of all or substantially all of Celladon’s assets related to Celladon Products in a single transaction or series of related transactions.

Notwithstanding the foregoing, after the consummation of the first Sale Transaction (if any), no subsequent transaction falling within the scope of clause (a) or clause (b) of this Section 1.50 shall be considered a Sale Transaction for purposes of this Agreement.

1.51 “Sublicensee” shall mean a Licensee to whom Celladon sublicenses any of its rights under TGC Technology or TGC Licensed Technology as permitted by this Agreement.

1.52 “Technology Transfer” shall have the meaning provided in the Manufacturing Agreement.

1.53 “Term” shall have the meaning provided in Section 7.1.

1.54 “TGC Licensed Patents” shall mean all Patents that claim or cover any AAV Vector (or the manufacture or use thereof), excluding any claims contained within any such Patent that do not claim or cover an AAV Vector (or the manufacture or use thereof), which Patents TGC or any of its Affiliates (except as provided in Section 10.5(a)) Controls (but does not own) as of the Effective Date or during the Term, as a result of being licensed to TGC by a Third Party.

1.55 “TGC Licensed Technology” shall mean: (a) the TGC Licensed Patents; and (b) Information directed to any AAV Vector (or the manufacture or use thereof), which Information is Controlled (but not owned) by TGC or any of its Affiliates (except as provided in Section 10.5(a)) as of the Effective Date or during the Term, as a result of being licensed to TGC by a Third Party, but in any event excluding (i) any such Information invented or generated after the consummation of a Sale Transaction, (ii) any Patents with respect to the Information described in the preceding clause (b) (other than the TGC Licensed Patents), and (iii) any TGC Patents and other TGC Technology.

1.56 “TGC Patents” shall mean all Patents that claim or cover any AAV Vector (or the manufacture or use thereof), excluding any claims contained within any such Patent that do not claim or cover an AAV Vector (or the manufacture or use thereof), which Patents TGC or any of its Affiliates (except as provided in Section 10.5(a)) owns as of the Effective Date or during the

9.	*Confidential Treatment Requested.

Term, including, without limitation, TGC’s ownership interest in any such Patents claiming Joint Inventions.

1.57 “TGC Product” shall have the meaning provided in Section 2.5(a).

1.58 “TGC Product Exclusion” shall have the meaning provided in Section 2.5(a).

1.59 “TGC Proprietary Product” shall mean a product which is or was identified through TGC’s internal research and development activities, or developed by, on behalf of, or in collaboration with TGC, and in which TGC has a proprietary interest (e.g., ownership or other control of intellectual property rights in such product, or the right to receive milestone payments associated with clinical development events or regulatory applications or approvals with respect to such product and/or milestone or royalty payments with respect to sales of such product), excluding Celladon Products, but including TGC Products for which TGC has a TGC Product Exclusion. For the avoidance of doubt, TGC’s performance of fee-for-service development or commercialization services on behalf, and for the benefit, of a Third Party shall not, in and of itself, be sufficient to qualify a product as a TGC Proprietary Product (to the extent such agreement is limited to such a fee-for-service arrangement).

1.60 “TGC Technology” shall mean: (a) the TGC Patents; and (b) Information directed to any AAV Vector (or the manufacture or use thereof), which Information is owned by TGC or any of its Affiliates (except as provided in Section 10.5(a)) as of the Effective Date or during the Term, including, without limitation, all such Information that is or was conceived or developed by TGC or any of its Affiliates, in performing its obligations under the Collaboration Agreement, the 2004 Manufacturing Agreement, the 2009 Letter or the Manufacturing Agreement, and all such Information that constitute Joint Inventions, but in any event excluding (i) any such Information invented or generated after the consummation of a Sale Transaction, (ii) any Patents with respect to the foregoing Information described in the preceding clause (b) (other than the TGC Patents), and (iii) any TGC Licensed Patents.

1.61 “Third Party” shall mean any entity other than Celladon or TGC or an Affiliate of Celladon or TGC.

1.62 “Third Party Agreement” shall mean any agreement between TGC and any Third Party under which TGC has a license with respect to any TGC Licensed Technology, regardless of whether or not such TGC Licensed Technology is actually being employed in the development, manufacture, use or sale of MYDICAR® (AAV1/SERCA2a) or any other Celladon Product as of the Effective Date, subject to Section 2.1(b).

1.63 “Third Party Payments” shall have the meaning provided in Section 1.16(d).

1.64 “Valid Claim” shall mean an unexpired claim of an issued patent within the Celladon Patents or TGC Patents or TGC Licensed Patents that has not been found to be unpatentable, invalid or unenforceable by a court or other authority of competent jurisdiction in the subject country, from which decision no appeal is taken or can be taken.

10.	*Confidential Treatment Requested.

2.	LICENSE.

2.1 License Grant to Celladon.

(a) License. Subject to the terms and conditions of this Agreement, TGC hereby grants to Celladon, during the Term, an exclusive [*] license, [*] under the TGC Technology and TGC Licensed Technology to [*] Celladon Products in the Field. Notwithstanding the exclusivity of the foregoing license, TGC shall retain the right to practice the TGC Technology and the TGC Licensed Technology solely in connection with the performance of its obligations under the Manufacturing Agreement. For the avoidance of doubt, nothing in this Section 2.1 is intended, nor shall it be construed, to create any obligation on the part of TGC and/or its Affiliate and/or any their licensors to disclose to Celladon any TGC Technology or TGC Licensed Technology; provided, however, that the foregoing shall not be construed to limit the disclosure obligations of TGC that are expressly set forth in this Agreement and in the Manufacturing Agreement.

(b) TGC Licensed Technology.

(i) Celladon acknowledges that the licenses granted under Section 2.1(a) are subject to and limited by the terms and conditions of the applicable Third Party Agreements (and the scope of rights licensed thereunder) pursuant to which the TGC Licensed Technology was licensed to TGC. TGC represents and warrants to Celladon that, except for the [*] Agreement, to TGC’s knowledge as of the Effective Date, Exhibit B attached hereto lists, as of the Effective Date, each and every Third Party Agreement licensing Patents to TGC that claim MYDICAR® (AAV1/SERCA2a), or the manufacture thereof, in its current form and as contemplated to be manufactured under the Manufacturing Agreement as of the Effective Date, including all Core Third Party Agreement Information for each such Third Party Agreement (or specific references to provisions of such Third Party Agreement containing such Core Third Party Agreement Information, provided that a true and complete copy of such Third Party Agreement, or of the relevant provisions of such Third Party Agreement, has been disclosed to Celladon as of the Effective Date).

(ii) [*], to determine in good faith whether any other then-existing Third Party Agreements not initially listed on Exhibit B should be added to Exhibit B because (a) the [*] claims or covers MYDICAR® (AAV1/SERCA2a), or the manufacture thereof, in its then-current form and as then-currently manufactured, or (b) such [*] claims or covers any other Celladon Product that is then [*] by or on behalf of Celladon, or the manufacture thereof, and the parties shall amend Exhibit B hereto to include any such additional Third Party Agreement meeting the foregoing criteria as a Core Third Party Agreement hereunder. [*] Except for the Core Third Party Agreements, no Third Party Agreement, nor the rights licensed thereunder, shall be included within TGC Licensed Technology or TGC Licensed Patents for purposes of the operative terms and conditions of this Agreement (nor included in the license granted to Celladon hereunder), unless and until such Third Party Agreement becomes a Core Third Party Agreement listed on Exhibit B hereto [*].

(iii) Celladon agrees to comply with the applicable terms and conditions of each Core Third Party Agreement that have been communicated to Celladon in writing (whether as part of Exhibit B, the provision by TGC to Celladon of copies of the applicable agreements or

11.	*Confidential Treatment Requested.

portions thereof, or otherwise) and to take such actions as are reasonably required for TGC to comply with each Core Third Party Agreement with respect to Celladon’s (and its Affiliates’ and Licensees’) development and commercialization of Celladon Products and related exercise of its licensed rights hereunder, such as, for example and without limitation, providing such information and reports as are required for TGC to meet its reporting obligations under such Core Third Party Agreements with respect to Celladon’s (and its Affiliates’ and Licensees’) development and commercialization of Celladon Products. Celladon’s payment obligations with respect to Core Third Party Agreements shall be as set forth in Section 3.4.

(iv) With respect to the [*] Agreement, which is not a Core Third Party Agreement as of the Effective Date, TGC shall use Commercially Reasonable Efforts: [*].

(c) Sublicensing. Celladon’s right to sublicense the license granted in Section 2.1(a) is limited solely to the grant of sublicenses in conjunction with [*]. For the avoidance of doubt, Celladon shall not have the right to grant a sublicense to a Third Party with respect to [*]. All sublicenses of rights under the TGC Technology and/or TGC Licensed Technology are subject to the terms and conditions of this Agreement. Celladon shall require all Sublicensees (including, without limitation, Sublicensees who are Affiliates) to comply with the applicable terms and conditions of this Agreement (and Celladon shall remain liable for any breach by such Sublicensee of any of the terms and conditions of this Agreement). Without limiting the generality of the foregoing, Celladon shall require each Sublicensee to grant to Celladon a license under New AAV Technology resulting from such Sublicensee’s practice of TGC Technology or TGC Licensed Technology, which license permits Celladon to grant TGC the sublicense contemplated by Section 2.6. Celladon shall provide to TGC a complete and accurate copy of all agreements granting any such sublicense hereunder within 30 days after such agreement is executed, provided that Celladon may redact from such copy any proprietary or confidential information that is not necessary for TGC to ascertain Celladon’s compliance with its obligations under this Agreement.

2.2 [*]Disclosure and Use of Released Materials.

(a) [*] for the sole purpose of exercising and fully exploiting the license granted to Celladon under Section 2.1, subject to Section 2.2(f) and the other terms and conditions of this Agreement. TGC acknowledges that Celladon intends to [*] promptly following the execution of this Agreement, [*] for the sole purpose of exercising and fully exploiting the license granted to Celladon under Section 2.1, subject to the terms and conditions of this Agreement (and Celladon and its Affiliates and Licensees shall not use such [*] Materials for any other purpose). TGC further agrees, promptly upon Celladon’s [*] request, to take all actions and execute such other instruments as may be necessary to effectuate the intent of this Section 2.2(a). Following such release of the [*] Materials, TGC shall no longer have any obligation to [*].

(b) [*] which [*] Materials shall be used by Celladon for the sole purpose of exercising and fully exploiting the license granted to Celladon under Section 2.1, subject to Section 2.2(f) and the other terms and conditions of this Agreement. Immediately upon request by Celladon, TGC shall [*] which [*] Materials shall be used by Celladon for the sole purpose of exercising and fully exploiting the license granted to Celladon under Section 2.1, subject to the terms and conditions of this Agreement (and Celladon and its Affiliates and Licensees shall not use such [*] Materials for any other purpose). TGC further agrees, promptly upon Celladon’s [*]

12.	*Confidential Treatment Requested.

request, to take all actions and execute such other instruments as may be necessary to effectuate the intent of this Section 2.2(b). Following such release of the [*] Materials, TGC shall no longer have any obligation to [*]. Celladon shall provide TGC reasonable access to such [*] Materials in reasonable quantities as necessary for TGC to address regulatory or clinical trial issues related to such materials that may arise during the Term.

(c) Additional Materials. Notwithstanding any provision of [*] to the contrary, TGC shall deliver to Celladon or its designee the [*] materials identified in Exhibit A to this Agreement (the “Additional Materials”) within 30 days after the availability of same, subject to Section 2.2(f). The Additional Materials shall be used by Celladon for the sole purpose of exercising and fully exploiting the license granted to Celladon under Section 2.1, subject to the terms and conditions of this Agreement (and Celladon and its Affiliates and Licensees shall not use such Additional Materials for any other purpose). Celladon shall provide TGC reasonable access to such Additional Materials in reasonable quantities as necessary for TGC to address regulatory or clinical trial issues related to such materials that may arise during the Term.

(d) Disclosure and Use of Released Materials. The Released Materials shall constitute Confidential Information of TGC subject to Article 6. Without limiting Celladon’s obligations to keep the Released Materials confidential in accordance with Article 6, Celladon shall treat the Released Materials and any other Confidential Information of TGC (or its Affiliates or licensors) regarding the manufacture of AAV Vectors (collectively, the “TGC Manufacturing Information”) as highly sensitive and confidential trade secrets of TGC and accordingly shall use commercially reasonable best efforts to preserve the confidentiality and prevent the unauthorized disclosure and publication thereof (using in any event no less care than Celladon would use to protect the confidentiality of its most sensitive and valuable trade secrets). Celladon shall not disclose any TGC Manufacturing Information to any Third Party without TGC’s prior written consent, except that Celladon shall have the right, in its discretion and without TGC’s consent, to disclose TGC Manufacturing Information to:

(i) Third Parties who are [*], or who are [*] Celladon Products on behalf of Celladon, its Affiliates or Licensees in accordance with the license granted to Celladon under Section 2.1 and the other terms and conditions of this Agreement;

(ii) Third Parties with whom Celladon [*] of Celladon Products as described in the preceding clause (i); and

(iii) Third Parties [*] with respect to Celladon Products in connection with [*];

in all such cases, solely to the extent such disclosure is reasonably necessary for the [*] Celladon Products in accordance with this Agreement or reasonably necessary for the [*] for a contract with such Third Party for [*]. Any Third Party receiving a permitted disclosure of TGC Manufacturing Information as provided above shall be bound in writing to obligations of non-use and confidentiality with respect to such TGC Manufacturing Information to at least the same extent as provided for in this Agreement before any such disclosure is made to such Third Party. To the extent any TGC Manufacturing Information falls within any exception set forth in Section 6.2, the foregoing restrictions shall not apply with respect thereto.

13.	*Confidential Treatment Requested.

(e) Retained Rights to Released Materials. TGC and its licensors retain ownership of, and all rights, title and interest in, to and under, the Released Materials, subject only to Celladon’s right to use such Released Materials as expressly provided for herein.

(f) Restrictions on Release and Disclosure. For purposes of this Section 2.2(f), “Restricted Information” shall mean any of the Released Materials or any other Information to be released or disclosed under the Technology Transfer or otherwise under the Manufacturing Agreement that, in each case, is subject to restrictions on release or disclosure (or use inconsistent with the uses contemplated hereunder) under any of TGC’s agreements with Third Parties, or for which TGC has no right to release or disclose (or authorize the use of as contemplated herein) under any such agreements with Third Parties. Notwithstanding anything to the contrary in the preceding provisions of this Section 2.2 or in the Manufacturing Agreement, but subject to the provisions of this Section 2.2(f), TGC shall have no obligation to release or disclose, or authorize the release or disclosure or use of [*] any Restricted Information, unless and until sufficient authorizations or agreements for such release and disclosure (and use, if applicable) from the applicable Third Party(ies) under TGC’s agreements with such Third Party(ies) are obtained. As of the Effective Date, a preliminary list of Restricted Information is set forth on Exhibit E hereto. TGC shall update such Exhibit E (to be attached hereto in place of the preliminary version) by February 28, 2009, which, once updated, will list all Restricted Information, along with the corresponding Third Party from which authorization is required, to the best of TGC’s knowledge.

(i) Promptly after February 28, 2009, TGC shall release and disclose[*] all Released Materials that TGC knows are not Restricted Information to the fullest extent practicable (and the implementation of Sections 2.2(a) through 2.2(c) shall commence only at such time).

(ii) TGC shall use Commercially Reasonable Efforts to identify any Restricted Information not initially included in Exhibit E as promptly as practicable after February 28, 2009 and shall keep Celladon regularly informed of the results of its efforts. For a reasonable period after the Effective Date (not to exceed five (5) months), the parties shall meet in person or by telephone or video conference from time to time, as reasonably requested by Celladon, to discuss any such Restricted Information and to consider the approval of an amendment of Exhibit E, which approval shall not be unreasonably withheld. Promptly following approval, the parties shall execute such amendment.

(iii) TGC shall use Commercially Reasonable Efforts to obtain, by [*], 2009, all Third Party authorizations required for the release, disclosure and/or use of the Restricted Information identified on Exhibit E (in its then-current form) and to provide copies thereof to Celladon. Celladon shall reasonably cooperate with such efforts of TGC, including, if applicable, by entering into direct agreements with the applicable Third Party as reasonable and appropriate. If, despite its Commercially Reasonable Efforts, TGC is unable to obtain one or more of such Third Party authorizations by [*], 2009, or if Exhibit E is subsequently amended to include any additional Restricted Information, the parties shall work together in good faith to obtain all required Third Party authorizations as promptly as practicable thereafter.

(iv) Promptly after receipt of any Third Party authorization required for the release, disclosure and/or use of any Restricted Information, TGC shall release or disclose, or authorize the release or disclosure or use of, the applicable Restricted Information.

14.	*Confidential Treatment Requested.

2.3 Consequences of Certain Celladon Breaches. If Celladon materially breaches (i) any of its [*] under the Manufacturing Agreement and fails to cure such material breach within 15 days after TGC’s notice thereof to Celladon, or (ii) its obligations under [*] and fails to cure such material breach within 30 days after TGC’s notice thereof to Celladon (provided that TGC shall not unreasonably withhold its consent to the extension of the cure period under this subclause (ii) for up to an additional 60 days, or a total of 90 days from notice of breach); then, in either case, and without limiting any other rights or remedies TGC may have with respect to such breach:

(a) the license granted to Celladon pursuant to Section 2.1 shall be limited to the field of the treatment or prevention of congestive heart failure based on the modulation of the phospholamban/SERCA biological pathway utilizing one or more of the following: (i) phospholamban mutant gene (S16EPLN) to inhibit phospholamban-mediated events; (ii) sarco(endo)plasmic reticulum Ca(2+)-ATPase; (iii) [*] and/or (iv) [*];

(b) Celladon’s use of the Released Materials shall be limited to the fields described in Section 2.3(a) above;

(c) Celladon’s [*] rights under Sections 3.1(a) and 3.1(b) shall terminate and be of no further force or effect (except that the [*] with respect to any Product Family as to which Celladon exercised its [*] right prior to Celladon’s breach of [*] shall remain in full force and effect); and

(d) all other terms of this Agreement and the Manufacturing Agreement shall remain in effect.

2.4 Diligence. Except as otherwise expressly set forth in the Manufacturing Agreement, Celladon shall be solely responsible for the worldwide development, manufacture and commercialization of Celladon Products. Celladon agrees to use Commercially Reasonable Efforts to develop and obtain Regulatory Approval of Celladon Products in the Major Markets and in such other countries as Celladon deems appropriate and, following Regulatory Approval, to commercialize Celladon Products. Celladon shall provide updates to TGC of the progress of clinical development of Celladon Products, the filing of any IND or NDA with respect to a Celladon Product, and the Regulatory Approval of a Celladon Product in any jurisdiction, which updates shall be provided on a semiannual basis until the first Regulatory Approval of a Celladon Product and annually thereafter. Celladon and its Affiliates and Licensees shall comply with all applicable laws, rules and regulations in connection with the development, manufacture, marketing, promotion and sale of Celladon Products by Celladon or any of its Affiliates or Licensees.

2.5 Non-Competitive TGC Product Rights.

(a) Notwithstanding the exclusivity of Celladon’s license under Section 2.1, if TGC wishes to develop or commercialize any drug candidate or product that is within the scope of the definition of Celladon Product but that TGC in good faith believes would not pose a Competitive Threat to any Celladon Product being developed (at or beyond the stage at which pre-clinical, IND-enabling studies have been initiated) or commercialized by or on behalf of Celladon (including, without limitation, by or in collaboration with any Licensee(s)), then TGC may request in writing that Celladon exclude that specific TGC drug candidate or product (each, a “TGC

15.	*Confidential Treatment Requested.

Product”) from the license granted by TGC to Celladon hereunder (each, a “TGC Product Exclusion”), such that Celladon retains no rights under the TGC Technology or TGC Licensed Technology with respect to such TGC Product (which rights would revert back to TGC). Such written request shall identify the particular TGC Product and the likely indication(s) for which TGC expects to develop and commercialize such TGC Product. Each written request delivered by TGC to Celladon pursuant to this Section 2.5(a), including the information contained therein, shall be deemed Confidential Information of TGC.

(b) Within 30 days after receipt of TGC’s written request pursuant to Section 2.4(a), Celladon shall notify TGC in writing as to whether or not Celladon agrees that development and commercialization of such TGC Product would not pose a Competitive Threat to Celladon Products being developed (at or beyond the stage at which pre-clinical, IND-enabling studies have been initiated) or commercialized by or on behalf of Celladon (including, without limitation, by or in collaboration with any Licensee).

(i) If Celladon does so agree, then the applicable TGC Product shall thereupon be automatically excluded from the Celladon Product definition hereunder (and accordingly excluded from the license granted to Celladon by TGC hereunder, with such rights reverting back to TGC). The parties shall, without delay, execute a written document stating that the applicable TGC Product (as described in TGC’s initial notice to Celladon) is excluded from the definition of Celladon Product (and the license granted to Celladon hereunder) and setting forth the date such determination was made by the parties.

(ii) If Celladon does not so agree, then the parties shall promptly refer the matter to an independent Third Party consultant agreed upon by Celladon and TGC for resolution. Such consultant must have relevant expertise regarding commercialization of pharmaceutical products and be reasonably acceptable to both parties. For the avoidance of doubt, the sole authority of such consultant shall be to determine whether or not the applicable TGC Product poses a Competitive Threat to any Celladon Product being developed (at or beyond the stage at which pre-clinical, IND-enabling studies have been initiated) or commercialized by or on behalf of Celladon (including, without limitation, by or in collaboration with any Licensee(s)). Such consultant’s determination shall be final and binding upon the parties. The parties shall initially share equally the fees and expenses of such consultant, but the party against which such consultant rules shall reimburse the other party for the share of such fees and expenses initially borne by it promptly after the consultant renders its decision. If the consultant rules in TGC’s favor, then the applicable TGC Product shall thereupon be automatically excluded from the Celladon Product definition hereunder (and accordingly excluded from the license granted to Celladon by TGC hereunder, with such rights reverting back to TGC). The parties shall, without delay, execute a written document stating that the applicable TGC Product (as described in TGC’s initial notice to Celladon) is excluded from the definition of Celladon Product (and the license granted to Celladon hereunder) and setting forth the date of the consultant’s determination.

(c) For the avoidance of doubt, if any TGC Product Exclusion is granted as provided above, the only technology and intellectual property that will revert back to TGC under such TGC Product Exclusion will be the TGC Technology and TGC Licensed Technology (including rights under Released Materials), and nothing in this Section 2.4 shall be construed as entitling TGC to, or obligating Celladon to grant or consider granting, any license or right with respect to any other technology or intellectual property Controlled by Celladon.

16.	*Confidential Treatment Requested.

(d) Following the consummation of a Sale Transaction (if any), TGC shall not seek more than two TGC Product Exclusions under this Section 2.4 over the course of any two-year period.

2.6 New AAV Technology License. Subject to the terms and conditions of this Agreement, Celladon hereby grants to TGC a [*] license under Celladon’s rights and interest in the New AAV Technology, solely to develop, make, have made, use, sell, have sold, offer for sale, and import TGC Proprietary Products. TGC shall have the right to grant sublicenses through multiple tiers of sublicense under the foregoing license solely in conjunction with TGC’s grant to one or more Affiliates or Third Parties of a license to develop, make, have made, use, sell, have sold, offer for sale, or import TGC Proprietary Products. For the avoidance of doubt, with regard to Post-Acquisition New AAV [*] (as such term is defined in Section 1.36(b)), this Section 2.6 is intended [*] with respect to the development, manufacture, use and commercialization of TGC Proprietary Products, and is not intended, nor shall it be construed, to create any obligation on the part of Celladon and/or its Affiliate and/or any Sublicensee to [*] (subject to Section 4.5 below).

2.7 Manufacturing Technology Transfer. TGC acknowledges that Celladon considers TGC’s compliance with certain of its obligations under the Manufacturing Agreement (as described below) fundamental to the value of the license granted under Section 2.1. Accordingly, the parties agree that if:

(a) TGC materially breaches any of its obligations to [*]; and

(b) TGC fails to cure such breach within 30 days after Celladon’s written notice to TGC thereof (provided that Celladon shall not unreasonably withhold its consent to the extension of such cure period for up to an additional 60 days, or a total of 90 days from notice of breach);

then (without limiting any other rights or remedies Celladon may have with respect to such breach), the rate of Celladon’s royalty payments to TGC under Section 3.1 shall be reduced to [*] of Net Sales; provided, however, that: (A) Celladon’s payment obligations under Section 3.2 and Section 3.3(a), 3.3(b) or 3.3(c), as applicable, shall continue; (B) Celladon’s obligations with respect to Third Party Payments under Section 3.4 shall continue; and (C) Celladon shall not be entitled to a refund of (or credit for) any payments made to or earned by TGC prior to the time the rate of Celladon’s royalty payments to TGC under Section 3.1 was reduced pursuant to this Section.

2.8 Regulatory Filings and Matters. TGC agrees to provide to Celladon copies of all information [*] regarding MYDICAR® (AAV1/SERCA2a) and/or [*], in all such cases to the extent existing and Controlled by TGC as of the Effective Date, as necessary for Celladon to apply for, obtain, and maintain, regulatory approvals with respect to MYDICAR® (AAV1/SERCA2a), and TGC hereby grants Celladon [*]. Celladon agrees to provide to TGC such information regarding MYDICAR® (AAV1/SERCA2a) as is necessary for TGC to comply with its regulatory obligations as manufacturer of the cGMP3 lot or any other lots manufactured by TGC for Celladon (whether before or after the Effective Date). Each party shall advise the other, promptly after such party (or its Affiliates or respective licensees) advises the FDA or other regulatory authority of any serious adverse events related to drug substance that are associated with the use of any products containing [*] developed or commercialized by such party or its Affiliates or licensees.

17.	*Confidential Treatment Requested.

2.9 Information Disclosure By Celladon.

(a) Until the consummation of a Sale Transaction (and, to the limited extent provided in Section 4.5, thereafter), Celladon shall meet with TGC at least semi-annually, no later than June 1 and December 1 of each year (or more or less often as the parties may mutually agree) to discuss and disclose Pre-Acquisition New AAV Know-How to TGC. As reasonably requested by TGC at such meeting, Celladon shall provide to TGC any Pre-Acquisition New AAV Know-How that was not actually provided to TGC during the meeting itself. For example, and without limiting the foregoing, Celladon shall provide to TGC Information regarding [*] to the extent otherwise qualifying as Pre-Acquisition New AAV Know-How.

(b) From and after consummation of a Sale Transaction, Celladon’s Information disclosure obligations to TGC hereunder shall be limited exclusively to (i) Pre-Acquisition New AAV Know-How that was not disclosed to TGC prior to consummation of the Sale Transaction, and (ii) Information subject to the First Amendment (i.e., for which TGC has ownership or use or access rights under such First Amendment) that is generated pursuant to any First Amendment Arrangement for so long after the consummation of such Sale Transaction as such First Amendment Arrangement remains in effect.

3.	PAYMENTS.

3.1 Royalties. Subject to Sections 2.7 and 4.1(d) hereof, Celladon shall pay to TGC royalties on Net Sales of Celladon Products by Celladon, its Affiliates and Licensees at the rate of [*] provided, however, that:

(a) during the [*] period after the [*] in a Major Market of the first Celladon Product containing a particular Composition [*], Celladon shall have the right, exercisable by written notice to TGC [*] applicable to Net Sales of such Celladon Product and all other Celladon Products in the same Product Family as such Celladon Product (collectively, the “Initial [*] Products”) to [*]; and

(b) after exercise of the [*] right with respect to the Initial [*] Products, Celladon shall have the right, exercisable on a Product Family-by-Product Family basis, [*] applicable to (i) any Celladon Product that [*] than both (x) the Initial [*] Products and (y) any [*] with respect to which Celladon has previously exercised its [*] right under this Section 3.1(b), and (ii) all other [*] in the same [*] as such Celladon Product in (i) above. The [*] under this Section 3.1(b) with respect to any Celladon Product (and all other [*] in its [*]) shall be exercisable only during the [*] period after the [*] in a Major Market of such Celladon Product, by written notice to TGC [*];

provided, however, that in the event of exercise of any [*] right pursuant to Section 3.1(a) or Section 3.1(b) with respect to a Product Family, the [*] shall apply only to Net Sales of Celladon Products in [*] that occur [*] such exercise (with such [*] having [*]).

Royalties under this Section 3.1 shall be payable on a Celladon Product-by-Celladon Product and country-by-country basis during the applicable Royalty Term for such Celladon Product in such country. Upon expiration of the Royalty Term with respect to a Celladon Product in a country, Celladon’s license hereunder with respect to such Celladon Product in such country shall be

18.	*Confidential Treatment Requested.

royalty-free and fully paid (without limiting any other payment obligations expressly provided for herein).

3.2 Clinical Milestone Payment. Within 30 days following the initiation of the first Phase 3 Clinical Trial of each Celladon Product, Celladon shall pay to TGC a milestone payment of [*], which shall be payable regardless of whether such milestone is achieved by Celladon, its Affiliate or a Licensee and regardless of whether or not a Partnering Transaction or Sale Transaction has occurred. The foregoing milestone shall be payable [*] upon the [*] of the foregoing milestone by any Celladon Product [*] (with each Celladon Product [*] any Celladon Product for which this milestone was previously paid being subject to separate milestone payment under this Section 3.2). For purposes of this Section 3.2, “initiation” of a Phase 3 Clinical Trial means the dosing of the first human participant in such trial.

3.3 Other Payments. Celladon shall make additional payments to TGC as set forth below.

(a) Regulatory Milestone Payments. Within 30 days following the first occurrence of each applicable event set forth below by the first Celladon Product containing a particular Composition to achieve such milestone event, (unless a Sale Transaction has occurred prior to the occurrence of such event, in which case Section 3.3(c) shall apply, and this Section 3.3(a) shall be of no further force or effect as of the consummation of such Sale Transaction), Celladon shall pay to TGC the corresponding milestone payment set forth below, which shall be payable regardless of whether such milestone is achieved by Celladon, its Affiliate or a Licensee:

Milestone Event	Milestone Payment
1. [*]	[	*]
2. [*]	[	*]

For purposes of clarification:

(i) each of the foregoing milestone payments shall be payable [*], upon the [*] of the foregoing milestone by any Celladon Product [*] that are developed or approved or the [*] for which any Celladon Product [*] is developed or approved (with each Celladon Product [*] any Celladon Product for which the milestone was previously paid being subject to separate milestone payment under this Section 3.3(a)); and

(ii) notwithstanding any other provision of this Agreement to the contrary, from and after consummation of a [*] for rights to Celladon Products containing [*] in a [*], no milestone payment under this Section 3.3(a) shall be due or payable with respect to any milestone event achieved by any such Celladon Product [*], provided that such [*] shall not affect milestones owed for milestone events achieved [*] or for Celladon Products [*].

(b) Partnering Consideration. In the event of consummation of any Partnering Transaction or Other License Transaction (unless a Sale Transaction has occurred prior to consummation of such Partnering Transaction or Other License Transaction, in which case

19.	*Confidential Treatment Requested.

Section 3.3(c) shall apply, and this Section 3.3(b) shall be of no further force or effect), Celladon shall pay to TGC [*] from such Partnering Transaction or Other License Transaction. This Section 3.3(b) shall not apply to any Partnering Transaction or Other License Transaction that occurs after a Sale Transaction (if any). All amounts payable pursuant to this Section 3.3(b), if applicable, with respect to a particular Partnering Transaction or Other License Transaction shall be due within 30 days after the closing of such Partnering Transaction or Other License Transaction; provided, however, that any portion of Partnering Consideration that is not [*] at the time of closing of such Partnering Transaction or Other License Transaction shall be due and payable within 10 days after such later date on which such Partnering Consideration [*]. Each payment shall be accompanied by a report of Partnering Consideration in sufficient detail to permit confirmation of the accuracy of the payment made (including complete and accurate copies of the applicable transaction agreements if not previously provided to TGC, provided that Celladon may redact from such copies any proprietary or confidential information that is not necessary for TGC to ascertain Celladon’s compliance with its obligations under this Agreement).

(c) Sale Consideration. In the event of consummation of a Sale Transaction, Celladon shall pay to TGC [*] such Sale Transaction. All amounts payable pursuant to this Section 3.3(c), if applicable, shall be due within 10 days after the closing of the Sale Transaction; provided, however, that any portion of Sale Consideration that is not [*] at the time of closing of such transaction shall be due and payable within 10 days after such later date on which such Sale Consideration is [*]. Each payment shall be accompanied by a report of Sale Consideration in sufficient detail to permit confirmation of the accuracy of the payment made. Celladon shall provide TGC with complete and accurate copies of all Sale Transaction agreements within 5 days after consummation of the Sale Transaction, provided that Celladon may redact from such copies any proprietary or confidential information that is not necessary for TGC to ascertain Celladon’s compliance with its obligations under this Agreement.

(d) Clarification of Scope. For the avoidance of doubt, the purpose of this Article 3 is to compensate TGC with respect to Celladon Products only. TGC acknowledges and agrees that TGC is not entitled to any compensation received by Celladon, its Affiliates and/or their respective shareholders for the disposition (by asset sale, license, spin-out, or otherwise) of any Celladon assets that are not related to Celladon Products in transactions that are not Sale Transactions, and Celladon shall at all times be free, at its sole discretion, to dispose of such assets unrelated to Celladon Products in any manner, without obligation to TGC (unless such disposition occurs as part of a Sale Transaction, in which case Section 3.3(c) shall apply).

3.4 Reimbursement of TGC for TGC Licensed Technology. Celladon shall pay all Third Party Payments that actually become due and payable by TGC pursuant to Core Third Party Agreements as a result of [*]during the Term. Celladon shall make payment to TGC of such Third Party Payments at least 10 days before such Third Party Payments are due from TGC to the applicable Third Party, together with reasonable supporting documentation but in any event at least such documentation as required for TGC to comply with its associated reporting obligations under the Core Third Party Agreements; in each case, provided that such payment due dates and reporting requirements are described or expressly referenced in Exhibit B hereto (as it exists at the time the applicable Third Party Payment becomes due). TGC and Celladon shall keep complete and accurate records pertaining to Third Party Payments and the calculation thereof, and Celladon and TGC shall each have the right to cause an independent, certified public accountant reasonably

20.	*Confidential Treatment Requested.

acceptable to the other party to audit such records, in each case in accordance with Section 3.8(a), mutatis mutandis.

Without limiting any express provisions of this Agreement, Sections 3.1 through 3.3 and this Section 3.4 collectively set forth Celladon’s entire payment obligation with respect to Celladon’s license to TGC Licensed Technology, and, except for Celladon’s obligation to pay Third Party Payments that actually become due and payable under the Third Party Agreements as a result of [*] during the Term, TGC shall be solely responsible for all payments due to any Third Party with respect to any TGC Licensed Technology.

3.5 Royalty Payments and Reports. Net Sales and royalties shall be calculated, reported and paid for each calendar quarter. Except as provided otherwise in Section 3.4, all royalty payments due to TGC under this Agreement shall be paid within [*] after the end of each calendar quarter with respect to all Net Sales occurring in such quarter. Each payment shall be accompanied by a report of Net Sales in sufficient detail to permit confirmation of the accuracy of the payment made.

3.6 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. When conversions of payments from any foreign currency is necessary pursuant to this Agreement, such conversion shall be made using the applicable average mid-rate exchange rate for converting the applicable currency to the U.S. dollar as published by The Wall Street Journal on the last business day of each month during the calendar quarter for which payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by TGC, unless otherwise specified in writing by TGC.

3.7 Income Tax Withholding. TGC will pay any and all taxes levied on TGC on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Celladon, Celladon will (a) deduct such taxes from the payment made to TGC, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to TGC and certify its receipt by the taxing authority within 30 days following such payment. Celladon will reasonably cooperate with TGC to obtain any applicable reductions or exemptions from any such withholding taxes, if any, in accordance with applicable law.

3.8 Audits.

(a) Royalties and Partnering Consideration. During the Term and for a period of three years thereafter, Celladon shall keep, and shall cause its Affiliates and Licensees to keep, complete and accurate records pertaining to Net Sales, and Celladon shall keep complete and accurate records pertaining to Partnering Consideration, in each case, in sufficient detail to permit TGC to confirm the accuracy of the royalties and Partnering Consideration payments due hereunder. TGC shall have the right to cause an independent, certified public accountant selected by TGC, who does not currently provide TGC auditing services, and who is reasonably acceptable to Celladon, to audit such records to confirm Net Sales and, if applicable, Partnering Consideration, and related payments due hereunder for a period covering not more than the preceding three years. Such audits may be exercised during normal business hours upon reasonable prior written notice to Celladon. Prompt adjustments shall be made by the parties to reflect the results of such audit and Celladon shall promptly remit to TGC the amount of any underpayment. TGC shall bear the full

21.	*Confidential Treatment Requested.

cost of such audit unless such audit discloses an underpayment by Celladon of more than [*] of the amount of payments due under this Agreement, in which case, Celladon shall bear the full cost of such audit.

(b) Sale Consideration. In the event of a Sale Transaction, then, until [*] after closing of such Sale Transaction or, if any portion of the Sale Consideration is placed in escrow, [*] after the release of such escrowed funds, Celladon, or the shareholder representative (the “Shareholder Representative”) of the holders of Celladon’s securities immediately prior to consummation of such Sale Transaction (“Celladon Shareholders”), as applicable, shall keep complete and accurate records pertaining to Sale Consideration in sufficient detail to permit TGC to confirm the accuracy of the Sale Consideration payments due hereunder. During the applicable period specified in the preceding sentence, TGC shall have the right to cause an independent certified public accountant, selected by TGC who does not currently provide TGC auditing services and is reasonably acceptable to Celladon or the Shareholder Representative, as applicable, to audit such records to confirm Sale Consideration and related payments due hereunder. Such audits may be exercised during normal business hours upon reasonable prior written notice to Celladon or to the Shareholder Representative of the Celladon Shareholders, as applicable. Prompt adjustments shall be made by the parties to reflect the results of such audit and Celladon or the Shareholder Representative shall promptly remit to TGC the amount of any underpayment. TGC shall bear the full cost of such audit unless such audit discloses an underpayment of more than [*] of the amount of Sale Consideration payments due under this Agreement, in which case, Celladon or the Celladon Shareholders, as applicable, shall bear the full cost of such audit.

4.	INTELLECTUAL PROPERTY

4.1 Patent Prosecution and Maintenance.

(a) As of the Effective Date, Exhibit C and Exhibit D hereto list all Core TGC Patents and indicates [*]. During the Term, TGC shall deliver semiannual updates regarding such list to Celladon within 30 days after the end of each calendar semiannual period, provided that such updates may exclude any TGC Patent or TGC Licensed Patent [*].

(b) TGC, or TGC’s designee, shall have the first right to prepare, file, prosecute and maintain: (i) the TGC Patents; and (ii) as between TGC and Celladon, the TGC Licensed Patents (to the extent that TGC has the right to do so under the applicable Third Party Agreement); in each case, at TGC’s sole expense. With respect to any Core TGC Patents [*], TGC, upon reasonable request from Celladon from time to time, shall consult with Celladon as to the general status of the preparation, filing, prosecution and maintenance of such Core TGC Patents.

(c) In the event that TGC elects, in any country, not to continue to prosecute and thereby to abandon an application for, or not to maintain and thereby abandon, a Core TGC Patent (excluding any such abandonment with respect to a patent application where the subject matter of the applicable patent application is the subject, or still eligible to be the subject, of another patent application in the country where such patent application is being abandoned[*]), then TGC shall notify Celladon not less than [*] before the next deadline for any action that may be taken with respect to such Core TGC Patent with the U.S. Patent & Trademark Office or any foreign patent office. At Celladon’s request, TGC and Celladon shall discuss in good faith [*].

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(d) In the event that TGC abandons, or misses any filing deadline required to prevent abandonment with respect to, any Core TGC Patent (excluding any such abandonment with respect to a patent application where the subject matter of the applicable patent application is the subject, or still eligible to be the subject, of another patent application in the country where such patent application is being abandoned[*] without providing at least [*] prior written notice of its intent to Celladon and entering into discussions with Celladon [*] in accordance with Section 4.1(c), then, [*] the rate of Celladon’s royalty payments to TGC under Section 3.1 shall be [*]; provided, however, that: (A) Celladon’s payment obligations under Section 3.2 and Section 3.3(a), 3.3(b) or 3.3(c), as applicable, shall continue; (B) Celladon’s obligations with respect to Third Party Payments under Section 3.4 shall continue; and (C) Celladon shall not be entitled to a refund of, or credit for, any payments made to or earned by TGC prior to the time the rate of Celladon’s royalty payments to TGC under Section 3.1 was [*] pursuant to this Section.

(e) The parties shall meet at least once per year (or more or less often as the parties may agree) to review the list of Core TGC Patents to determine, based on the Celladon Products then in development or commercialization at such time, and based on the status of TGC’s Patent portfolio at such time, whether certain TGC Patents and/or TGC Licensed Patents should be added to or removed from the list of Core TGC Patents. The parties intent is to include TGC Patents and TGC Licensed Patents that are fundamental to then-current Celladon Products without putting undue burdens on TGC under this Agreement. Any change to the list of Core TGC Patents (and correspondingly, Exhibit C and Exhibit D) shall require mutual written consent of both parties, not to be unreasonably withheld based on the foregoing principles.

4.2 Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any Core TGC Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Core TGC Patent (solely to the extent permitted in the applicable license agreement pursuant to which TGC has a license under any TGC Licensed Patent that is a Core TGC Patent) claiming a Celladon Product being developed or commercialized by or on behalf of Celladon in accordance with this Agreement. Such cooperation includes, but is not limited to promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any such Core TGC Patent. TGC agrees that it shall not seek any patent term extension or restoration based upon the regulatory review and approval of a Celladon Product in any market or country without the prior written approval by Celladon.

4.3 Patent Enforcement. If a party becomes aware of any Third Party’s manufacture, use, sale, offer for sale or import of a product [*] and such party believes or suspects that such Third Party’s activities infringe, or may infringe, any TGC Patent or TGC Licensed Patent (each, an “Infringing Activity”), such party shall promptly notify the other party in writing thereof, including the identity of such Third Party, which notice shall set forth in reasonable detail the facts and circumstances of such Infringing Activity that are known to such party.

(a) Following the provision of any such notice, the parties shall meet and confer regarding a strategy for enforcing the applicable TGC Patent and/or TGC Licensed Patent with respect to such Infringing Activity and, if either party desires to pursue such enforcement, the parties shall also determine which party shall lead such enforcement effort (the “Lead Party”). The Lead Party shall have the first right, but not an obligation, to institute, prosecute and control, using

23.	*Confidential Treatment Requested.

counsel of the Lead Party’s choice, any action or proceeding to enforce any TGC Patent or, to the extent authorized by the applicable Third Party Agreement, any TGC Licensed Patent, against any Third Party that is engaged (or alleged to be engaged) in the Infringing Activity for which the Lead Party was selected. The Lead Party, represented by counsel of its choice, shall bear its costs and expenses in connection with any such action or proceeding. The Lead Party shall consult with the other party regarding its enforcement activities and associated strategy and reasonably consider the other party’s ideas and suggestions with respect thereto. At the Lead Party’s request and expense, the other party shall provide the Lead Party with reasonable cooperation and assistance with respect to any such action or proceeding, and the other party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. In the event that the Lead Party institutes any such action or proceeding, the other party agrees to be joined as a party plaintiff if necessary for the Lead Party to institute and prosecute such action or proceeding, and to give the Lead Party reasonable assistance and authority to institute and prosecute such action or proceeding. In addition, if the Patent alleged to be infringed is a TGC Licensed Patent and TGC does not have authority to require TGC’s licensor of such TGC Licensed Patent to join as a party plaintiff, TGC agrees to use Commercially Reasonable Efforts to cause such Third Party to agree to be joined as a plaintiff if helpful or necessary for the Lead Party to prosecute an action or proceeding, and to give the Lead Party reasonable assistance and authority to institute and prosecute such action or proceeding. The Lead Party shall be responsible for the costs and expenses incurred by the other party or its Third Party licensor, as applicable, as a result of being joined as a party plaintiff in any such action or proceeding.

(b) If the Lead Party fails to bring an action or proceeding pursuant to Section 4.3(a) within (i) [*] following the notice of an Infringing Activity, or (ii) [*] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first (and such Infringing Activity has not otherwise abated), then the other party shall have the right, but not the obligation, to institute and/or prosecute and control an action or proceeding in its name with respect to such Infringing Activity by counsel of the other party’s choice and at the other party’s sole expense. The provisions of Section 4.3(a) shall otherwise apply to any such action or proceeding as if the other party were the Lead Party thereunder.

(c) In the event a party brings an infringement action with respect to Infringing Activity in accordance with this Section 4.3, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither party shall have the right to settle any patent infringement litigation under this Section 4.3 relating to any TGC Patent or TGC Licensed Patent, without the prior written consent of such other party. Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, in the event that Celladon or TGC recovers any damages or other sums as a result of such litigation, such damages or other sums recovered shall first be applied to reimbursement of any litigation expenses of Celladon and TGC (and any Third Party licensor that was joined as a plaintiff in such litigation or provided assistance to the Lead Party in connection with such litigation at the Lead Party’s request), provided that if such recovery is insufficient to cover all such litigation expenses, it shall be shared in proportion to the total of such costs and expenses incurred by each party (and the applicable Third Party licensor(s), if any). If, after such reimbursement of such litigation expenses, any funds shall remain from such damages or other sums recovered, such funds shall be retained by the Lead Party; provided, however, that:

24.	*Confidential Treatment Requested.

(i) any portion of such remaining funds that is attributable to lost sales, lost profits or a reasonable royalty with respect to Celladon Products shall belong to Celladon;

(ii) except as provided in subparagraph (iii) below, Celladon shall pay to TGC royalties on any damages or other sums recovered by Celladon (after deduction of cost reimbursements as provided above) or allocated to Celladon under subparagraph (i) above in an amount equivalent to the royalty payments that would have been due to TGC under this Agreement had the infringing sales that Celladon lost to the infringer been made by Celladon (with respect to any such damages, recoveries or allocations that reasonably correspond to such lost sales, or from which such lost sales can be reasonably calculated or estimated) and otherwise in an amount equivalent to royalty payments that would have been due had such damages, recoveries or allocations been Net Sales hereunder (with respect to any such damages, recoveries or allocations that do not so correspond to such lost sales); and

(iii) if any portion of such remaining funds represents special or punitive damages with respect to the Infringing Activity, [*] of such funds shall belong to the Lead Party, and the Lead Party shall pay the remaining [*] of such funds to the other party;

and provided, further, that the total amounts to which the Lead Party is entitled under the preceding subparagraphs (i), (ii) and (iii), or in the lead sentence preceding such subparagraphs, shall [*] of the total funds that remain after reimbursement of litigation expenses as described above.

Notwithstanding the foregoing, the parties acknowledge that, in the case of infringement of a TGC Licensed Patent, the agreement under which such TGC Licensed Patent was licensed to TGC may require reimbursement of such Third Party licensor’s costs in connection with such infringement action or may otherwise provide for an allocation of recoveries that is inconsistent with the preceding sentence. In such event, the parties shall discuss in good faith and mutually agree upon a cost- and recovery-sharing arrangement that is both reasonable in light of the parties’ respective interests in the applicable TGC Licensed Patent and consistent with the applicable Third Party Agreement.

4.4 Third Party Infringement Claims. Neither party shall have the right to settle any infringement claim or action by a Third Party alleging that the manufacture, use or sale of a Celladon Product infringes the Patents of a Third Party, without the prior written consent of such other party. Such consent shall not be unreasonably withheld or delayed, but may be withheld if such settlement would materially and adversely affect the interest of the other party.

(a) Celladon’s Right to Defend. Celladon shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party Patents by Celladon’s activities at its own expense and by counsel of its own choice, and TGC shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b) TGC’s Right to Defend. TGC shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by TGC’s activities at its own expense and by counsel of its own choice, and Celladon shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, to the extent TGC is not contractually restricted from allowing Celladon to do so.

25.	*Confidential Treatment Requested.

Nothing in this Section 4.4 shall require either party to conduct patent searches or otherwise seek to determine the existence of any such infringement.

4.5 IP Ownership Under Prior Agreement. For the avoidance of doubt, the allocation of ownership of technology and intellectual property invented or generated prior to the Effective Date (and assignments with respect thereto) provided for under the express terms and conditions of the Collaboration Agreement (including, without limitation, in the First Amendment) shall remain as expressly provided for in the Collaboration Agreement and nothing in this Agreement shall modify or limit such allocation of ownership and associated assignments. In addition, during the Term, the provisions of the First Amendment governing ownership of AAV Vector-related technology and intellectual property generated or invented before or after the Effective Date pursuant to any First Amendment Arrangement shall remain effective (and such provisions are expressly incorporated herein by reference for such purpose) for so long as such First Amendment Arrangement is in effect. Without limiting the foregoing, prior to filing any Patents (if any) that are to be owned by TGC in accordance with the First Amendment, Celladon shall disclose any proposed filings therefor to TGC for its review and comment prior to the filing thereof (and Celladon shall reasonably consider TGC’s comments with respect thereto). Thereafter, the parties shall reasonably coordinate and consult with respect to the subsequent prosecution and maintenance of any such Patents. For the avoidance of doubt, TGC acknowledges that the patent applications listed on Exhibit F hereto (including foreign counterparts thereof and any patents issuing thereon) were generated in connection with First Amendment Arrangement(s) but are not to be owned by TGC pursuant to the First Amendment, except to the extent that a U.S. federal court of competent jurisdiction or the United States Patent and Trademark Office determines that any employee of a Third Party who was a party to any such First Amendment Arrangement was an “inventor” (as determined in accordance with U.S. patent laws) of the invention(s) claimed by any such patent application. For the avoidance of doubt, and notwithstanding the preceding sentence, Celladon’s rights in the Patents listed on Exhibit F hereto are part of the New AAV Technology licensed to TGC hereunder. TGC represents and warrants that, as of the Effective Date, it is not aware of any evidence that suggests that, or that could support a claim that, any employee of a Third Party who was a party to any such First Amendment Arrangement was an “inventor” (as determined in accordance with U.S. patent laws) of the invention(s) claimed by any of the patent applications listed on Exhibit F hereto.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

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5.2 TGC Representations and Warranties.

(a) TGC represents and warrants to Celladon that, as of the Effective Date:

(i) there are no pending legal actions of which TGC has received written notice or judgments or settlements of legal actions against or owed by TGC with respect to the TGC Technology or the TGC Licensed Technology, and TGC has not received written notice of any pending or threatened claims or litigation seeking to invalidate any TGC Patents or TGC Licensed Patents or claiming misappropriation by TGC of other intellectual property rights in the TGC Technology or TGC Licensed Technology;

(ii) all inventors of any inventions included within the TGC Technology who were TGC employees at the time such invention was made have an obligation to assign their entire right, title and interest in and to such inventions and the corresponding Patents to TGC, and, to TGC’s knowledge, no person, other than those persons named as inventors on any TGC Patents claiming inventions owned by TGC, is an inventor of the invention(s) included in such TGC Patents;

(iii) to TGC’s knowledge, Exhibit C and Exhibit D hereto are true and complete list of TGC Patents and TGC Licensed Patents (excluding, for the avoidance of doubt, any Patents under the [*] Agreement), respectively, that, in each case, exist on the Effective Date and would, in the absence of the license granted under Section 2.1(a), be infringed by the manufacture, use, sale or import of MYDICAR® (AAV1/SERCA2a), in its current form and as contemplated to be manufactured under the Manufacturing Agreement as of the Effective Date; and

(iv) TGC has not received written notice concerning the institution or possible institution of any interference, reexamination, reissue, revocation or nullification involving any TGC Patent or TGC Licensed Patent.

(b) TGC additionally represents and warrants to Celladon that, as of the Effective Date:

(i) TGC’s existing Core Third Party Agreements have been maintained and are currently in full force and effect as of the Effective Date; and

(ii) TGC has not received notice of material breach or termination of any existing Core Third Party Agreements.

5.3 Covenant Regarding Core Third Party Agreements. TGC hereby covenants that, throughout the Term, TGC will:

(a) use reasonable efforts to comply with the terms and conditions of all Core Third Party Agreements, subject to Celladon’s and its Affiliate’s and Licensee’s compliance with their respective obligations hereunder with respect thereto;

(b) [*] without Celladon’s prior written consent;

(c) [*], except, in each case, with Celladon’s prior written consent; and

27.	*Confidential Treatment Requested.

(d) not: (i) [*], without Celladon’s prior written consent; and (ii) [*], without Celladon’s prior written consent. Without limiting the generality of the foregoing, TGC shall not [*] without Celladon’s prior written consent. For the avoidance of doubt, nothing in this Agreement restricts TGC from [*] or restricts TGC from [*].

5.4 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ALL TECHNOLOGY, MATERIALS, INTELLECTUAL PROPERTY AND OTHER SUBJECT OF THIS AGREEMENT ARE PROVIDED “AS IS” AND THE PARTIES EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED.

5.5 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE LICENSE GRANTED HEREUNDER; provided, however, that this Section 5.5 shall not be construed to limit either party’s indemnification obligations under Article 8 and this Section 5.5 shall not apply to a breach of Section 2.2(d) or Article 6 hereunder.

6.	CONFIDENTIALITY

6.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that the receiving party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party pursuant to the Collaboration Agreement, this Agreement, the 2004 Manufacturing Agreement, the Manufacturing Agreement or the 2009 Letter, or any Information developed pursuant to the Collaboration Agreement, this Agreement, the 2004 Manufacturing Agreement, the Manufacturing Agreement or the 2009 Letter (collectively, “Confidential Information”). Each party may use such Confidential Information only to the extent expressly provided for in this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (which shall in any event shall at least be reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

6.2 Exceptions. Confidential Information shall not include any information which the receiving party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; (d) is independently discovered or developed by the receiving party without the use of or reference to Confidential Information belonging to the disclosing party, as

28.	*Confidential Treatment Requested.

evidenced by its written records; or (e) is the subject of a written permission to disclose provided by the disclosing party.

6.3 Authorized Disclosure. Each party may disclose Confidential Information belonging to the other party as expressly permitted in Section 2.2 or if and to the extent such disclosure is reasonably necessary in the following instances (but further subject to the limitations and restrictions in Section 2.2(d) with respect to any TGC Manufacturing Information):

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) regulatory filings for Celladon Products as permitted by this Agreement;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders or governmental regulations;

(e) disclosure to Third Parties in connection with due diligence investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable terms of confidentiality and non-use, but in any event excluding any right to further disclose any Confidential Information to Third Parties (it being understood that any such disclosure of TGC Manufacturing Information shall be subject to the additional limitations and restrictions set forth in Section 2.2(d)); and

(f) disclosure to Affiliates, Licensees, employees and consultants of the receiving party, solely to the extent required to conduct development, manufacturing and/or commercialization activities in accordance with the license granted under Sections 2.1, in each case on the condition that such Affiliate, Licensee, employee or consultant agrees to be bound by terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6 (excluding, without the written consent of both TGC and Celladon, the permission contained in this Section 6.3 permitting further disclosure to subsequent Third Parties).

In the event Celladon is required to make a disclosure of TGC’s Confidential Information pursuant to Section 6.3(b), then, to the extent practicable under the circumstances and customary in the pharmaceutical industry for regulatory filings, Celladon shall use Commercially Reasonable Efforts to avoid unnecessary public disclosure of TGC’s Confidential Information. Notwithstanding the foregoing in this Section 6.3, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 6.3(c) or 6.3(d), it will, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The terms and conditions of this Agreement and the Manufacturing Agreement shall be Confidential Information of both parties hereunder and disclosure thereof by either party shall be subject to the limitations on disclosure set forth herein. The parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Securities and Exchange Commission or as otherwise required by law.

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6.4 Publications. TGC shall not have the right to make any publication (including any oral presentation and abstract) regarding Celladon Products being developed or commercialized hereunder without Celladon’s prior written consent, which may be withheld in Celladon’s sole discretion (it being understood that the foregoing shall not limit TGC’s ability to make any publication regarding AAV Vectors outside the context of Celladon Products). TGC recognizes that the publication by or on behalf of Celladon, its Affiliates and Licensees of papers regarding Celladon Products, including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect TGC’s Confidential Information. Accordingly, TGC shall have the right to review and comment on any material proposed for disclosure or publication by Celladon, such as by oral presentation, manuscript or abstract, which includes TGC’s Confidential Information. Before any such material is submitted for publication, Celladon shall deliver a complete copy to TGC at least 45 days prior to submitting the material to a publisher or initiating any other disclosure. TGC shall review any such material and recommend any changes it reasonably believes are necessary to preserve Confidential Information to Celladon within 30 days of the delivery of such material to TGC, and Celladon shall comply with any request to remove or delete Confidential Information disclosed by TGC. With respect to oral presentation materials and abstracts, Celladon shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Celladon with appropriate comments, if any, but in no event later than 30 days from the date of delivery to TGC. Celladon shall comply with TGC’s request to delete TGC’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of preparing and filing appropriate patent applications.

6.5 Publicity. It is understood that each party may desire or be required to issue press releases relating to the Agreement or activities thereunder. The parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a party may not unreasonably withhold or delay consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, either party shall be free to disclose, without the other party’s prior written consent, the existence of this Agreement, the identity of the other party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

6.6 Retroactive Effect. The provisions of Sections 6.1 thought 6.3 shall be deemed to apply retroactively so that any Confidential Information of a party disclosed or used in violation of such Sections prior to the Effective Date shall be subject to enforcement and remedies under this Agreement as if such violation occurred after the Effective Date.

7.	TERM AND TERMINATION

7.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue for so long as any Celladon Product is being developed hereunder and thereafter until the expiration of the last Royalty Term for any Celladon Product, unless earlier terminated pursuant to this Article 7.

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7.2 Termination for Cause. Each party shall have the right to terminate this Agreement upon 60 days’ prior written notice to the other upon the occurrence of any of the following:

(a) Upon or after the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other party, or upon an assignment of a substantial portion of the other party’s assets for the benefit of creditors; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within 90 days after the filing thereof; or

(b) Upon or after the material breach of any provision of this Agreement by the other party if the breaching party has not cured such breach within the 60-day period following written notice of termination by the non-breaching party; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach or cure thereof, the 60-day period shall be tolled until such time as the dispute is resolved pursuant to Article 9 hereof.

7.3 Termination by Celladon. Celladon shall have the right to terminate this Agreement for any reason or for no reason at any time after June 30, 2009, upon 60 days’ prior written notice to TGC.

7.4 Effect of Termination; Surviving Obligations.

(a) Upon expiration of this Agreement, Celladon’s license under Section 2.1 shall convert from exclusive to nonexclusive but be [*], and such license shall further be limited to Celladon Products developed or commercialized as of the date of such expiration with respect to any Information subject to trade secret protection and Patents that remain within the TGC Technology and TGC Licensed Technology as of the date of such expiration.

(b) Upon any termination (but not expiration) of this Agreement, the license granted by TGC to Celladon under Section 2.1 and the rights to Released Materials under Section 2.2 shall terminate and revert to TGC. Upon any termination of this Agreement by Celladon under Section 7.2(b), the license granted by Celladon to TGC under Section 2.6 shall terminate and revert to Celladon.

(c) Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The rights and obligations of the parties under the following Sections and Articles of this Agreement shall survive expiration or termination of this Agreement: Sections 2.2(d) (to the extent of any surviving rights to any Released Materials), 2.6 (except in the case of termination by Celladon under Section 7.2), 3.4, 3.5, 3.6, 3.7, 3.8, 5.4, 5.5, 6.1, 6.2, 6.3, 6.5, 6.6, 7.4, 7.5, 7.6 and 7.7 and Articles 8, 9 and 10.

(d) Within 30 days following the expiration or termination of this Agreement, each party shall deliver to the other party any and all Confidential Information of the other party in its possession or the possession of its Affiliates, Licensees or contractors (including the Released Materials), except that Celladon may retain TGC’s Confidential Information to the extent necessary or useful for the practice of any license that survives expiration or termination as set forth above in this Section 7.4, and except that TGC may retain Celladon’s Confidential Information as required

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to comply with applicable laws, to exercise any surviving rights or perform an surviving obligations hereunder, to comply with any of its obligation under any Third Party Agreements and to the extent necessary or useful for the practice of any license that survives expiration or termination as set forth above in this Section 7.4.

7.5 Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement shall not, by itself, give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto (without limiting any rights or remedies available with respect to any other provisions of this Agreement).

7.6 Damages; Relief. Subject to Section 7.5 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon (or prior to, after, or in connection with) such termination.

7.7 Rights in Bankruptcy. All rights and licenses granted to either party under or pursuant to this Agreement and/or the Manufacturing Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that Celladon and TGC, as licensees of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either party under the U.S. Bankruptcy Code, the other party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the party subject to such bankruptcy proceedings elects to continue to perform all of its obligations under this Agreement and the Manufacturing Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the party subject to such bankruptcy proceedings upon written request therefor by the other party.

8.	INDEMNIFICATION

8.1 Indemnification by TGC. TGC hereby agrees to save, defend and hold Celladon and its Affiliates and their respective directors, officers, employees and agents (each, a “Celladon Indemnitee”) harmless from and against any and all liabilities, expenses, damages and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Celladon Indemnitee may become subject as a result of any claim, suit, demand, action or other proceeding by any Third Party (each a “Claim”) to the extent arising directly or indirectly out of: (i) if TGC receives any TGC Product Exclusion, the development, manufacture, use, handling, storage, sale, promotion, marketing or other disposition of such TGC Product by TGC or any of its Affiliates, licensees and sublicensees; (ii) the development, manufacture, use, handling, storage, sale, promotion, marketing or other disposition of TGC Proprietary Products by TGC or any of its Affiliates, licensees and sublicensees; (iii) the breach by TGC of any warranty, representation, covenant or agreement made by TGC in this Agreement or the Manufacturing Agreement; or (iv) the gross negligence or willful misconduct of any TGC Indemnitee (defined below); except, in each case, to the extent such Losses result from the breach by Celladon of any warranty, representation, covenant or agreement made by Celladon in this Agreement or the Manufacturing Agreement or the gross negligence or willful misconduct of any Celladon Indemnitee.

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8.2 Indemnification by Celladon. Celladon hereby agrees to save, defend and hold TGC and its Affiliates and their respective directors, officers, employees and agents (each, a “TGC Indemnitee”) harmless from and against any and all Losses to which any TGC Indemnitee may become subject as a result of any Claim to the extent arising directly or indirectly out of: (i) the development, manufacture, use, handling, storage, sale, promotion, marketing or other disposition of any Celladon Product by Celladon or any of its Affiliates and Licensees, (ii) the breach by Celladon of any warranty, representation, covenant or agreement made by Celladon in this Agreement or the Manufacturing Agreement; or (iii) the gross negligence or willful misconduct of any Celladon Indemnitee; except, in each case, to the extent such Losses result from the breach by TGC of any warranty, representation, covenant or agreement made by TGC in this Agreement or the Manufacturing Agreement or the gross negligence or willful misconduct of any TGC Indemnitee.

8.3 Control of Defense. Any entity entitled to indemnification under this Article 8 shall give notice to the indemnifying party of any Claim that may be subject to indemnification hereunder, promptly after learning of such Claim, and the indemnifying party shall assume (and have the right to control) the defense of such Claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without the indemnifying party’s consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses. The indemnifying party shall not settle any Claim other than solely for the payment of money by such indemnifying party without the indemnified party’s consent, such consent not to be unreasonably delayed or withheld. The indemnified party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim defended by the indemnifying party. The indemnified party shall reasonably cooperate with the indemnifying party with respect to the defense of any Claim.

9.	DISPUTE RESOLUTION

9.1 Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement or the Manufacturing Agreement, the parties shall, through their respective Chief Executive Officers, first meet and attempt to resolve the dispute in face-to-face negotiations. This meeting shall occur within 15 days after either party provides notice to the other party that it wishes to invoke such negotiations. If the parties are unable to resolve such dispute through such negotiations within such 15 day period, then, except in the case of a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright (unless concerning the payment of royalties hereunder) or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, the dispute, controversy or claim shall be resolved exclusively by binding arbitration before a single independent and neutral experienced arbitrator selected by mutual agreement of the parties. In the event that the parties are unable to mutually agree on the appointment of such arbitrator, then such arbitration shall be conducted before a panel of three independent and neutral experienced arbitrators, one chosen by TGC, one chosen by Celladon and the third chosen by the foregoing two arbitrators. Any such arbitration proceeding shall be administered by the American Arbitration Association, with limited discovery, in accordance with its then current rules of the American Arbitration Association governing

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commercial disputes. The place of arbitration shall be San Francisco, California. The arbitrator(s) shall have no authority to award punitive or similar damages. Except to the extent necessary to confirm an award or as may be required by law, neither a party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable California statute of limitations. Each party shall bear its own attorneys’ fees, costs and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.) and/or the fees and costs of the arbitrators. Each party shall fully perform and satisfy the arbitration award within 15 days of the service of the award and such award can be entered into and enforced by any court of competent jurisdiction. By agreeing to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal and a right to invoke formal rules of procedure and evidence.

9.2 Injunctive Relief. Notwithstanding the provisions of Section 9.1, each party acknowledges and agrees that, due to the unique and valuable nature of the other party’s proprietary information and materials, there can be no adequate remedy at law for any breach by such party of the provisions of this Agreement, that any such breach may result in irreparable harm to the other party for which monetary damages would be inadequate to compensate such party and that the other party shall have the right, in addition to any other rights available under applicable law, to obtain from any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce, any covenant or obligation of such party under such provisions, without the necessity of posting any bond or security.

10.	GENERAL PROVISIONS

10.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles.

10.2 Entire Agreement; Modification. This Agreement, together with the Manufacturing Agreement, is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement, together with the Manufacturing Agreement, supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein or in the Manufacturing Agreement, including, without limitation, the Collaboration Agreement, the 2004 Manufacturing Agreement and the 2009 Letter (except for those provisions of the Collaboration Agreement and First Amendment expressly referenced herein with respect to the application of Sections 1.22, 1.36, 1.43 and 4.5). No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith (by implication or otherwise), other than those rights expressly granted in this Agreement or the Manufacturing Agreement. Without limiting the foregoing, TGC retains all its rights under

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the TGC Technology and TGC Licensed Technology with respect to any products that are not Celladon Products. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

10.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

10.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

10.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

(a) in connection with the transfer or sale of such party or all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of such a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights and technology of the acquiring party to such transaction (if other than one of the parties to this Agreement immediately prior to such transaction) shall not be included in the intellectual property and technology licensed hereunder, except (i) to the extent already included in licenses granted hereunder prior to the consummation of such transaction, and (ii) to the extent any intellectual property rights and technology of the acquiring party or its Affiliates invented or generated after the consummation of such transaction constitute (A) with respect to a transfer or sale of Celladon, New AAV Technology, or (B) with respect to a transfer or sale of TGC, TGC Technology that was invented or generated as a result of practicing any New AAV Technology under the license granted in Section 2.6 in connection with development, manufacture or commercialization of any TGC Proprietary Products; or

(b) to an Affiliate, provided that the assigning party shall remain bound by the terms and conditions of this Agreement and shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

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10.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than Celladon and TGC and their respective successors and permitted assigns. For the avoidance of doubt, although each party has direct obligations to the other party with respect to Third Party Agreements, the Third Party licensors under such Third Party Agreements are not intended, and shall not be construed, to be third party beneficiaries of this Agreement.

10.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

10.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Celladon, notices must be addressed to:

Celladon Corporation

2223 Avenida de la Playa

Suite 300

c/o Enterprise Partners Venture Capital

La Jolla, CA 92037

Attention: Chief Executive Officer

Facsimile: (858) 731-0231

If to TGC, notices must be addressed to:

Targeted Genetics Corporation

1100 Olive Way

Suite 100

Seattle, WA 98101

Attention: Chief Executive Officer

Facsimile: (206) 223-0288

10.9 Force Majeure. Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and

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duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

10.10 Interpretation.

(a) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement as of the Effective Date.

CELLADON CORPORATION		TARGETED GENETICS CORPORATION

By:	/s/ Krisztina Zsebo	By:	/s/ B.G. Susan Robinson
Name:	Krisztina Zsebo	Name:	B.G. Susan Robinson
Title:	President and CEO	Title:	President and CEO

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Exhibit A

Additional Materials

[*]

A-1	*Confidential Treatment Requested.

Exhibit B

Core Third Party Agreements

[*]

B-1	*Confidential Treatment Requested.

Exhibit C

Core TGC Patents that are TGC Patents

[*]

C-1	*Confidential Treatment Requested.

Exhibit D

Core TGC Patents that are TGC Licensed Patents

[*]

D-1	*Confidential Treatment Requested.

Exhibit E

Released Materials Subject to Restrictions on Release of Disclosure

Preliminary List

[*]

E-1	*Confidential Treatment Requested.

Exhibit F

Patents Not Owned by TGC Under First Amendment

[*]

F-1	*Confidential Treatment Requested.